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                                                                    Exhibit 10.2

                             Dated October 24, 2000

                             SHAREHOLDERS AGREEMENT

                                     between

                              ICG ASIAWORKS LIMITED

                            BREAKAWAY SOLUTIONS, INC.

                                       AND

                    BREAKAWAY SOLUTIONS ASIA PACIFIC LIMITED

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                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

1.    DEFINITIONS..............................................................1

2.    PURPOSE OF THE COMPANY...................................................4

3.    ESTABLISHMENT AND CAPITALIZATION OF THE COMPANY..........................4

   3.1     ESTABLISHMENT.......................................................4
   3.2     CAPITALIZATION......................................................4
   3.3     ADDITIONAL SHAREHOLDERS.............................................5
   3.4     LEGENDS.............................................................6
   3.5     PREFERENCE UPON LIQUIDATION.........................................6

4.    OPERATION AND MANAGEMENT OF THE COMPANY..................................6

   4.1     OPERATION OF THE COMPANY............................................6
   4.2     BOARD OF DIRECTORS..................................................6
   4.3     MANAGEMENT..........................................................7
   4.4     BOARD QUORUM; RESOLUTIONS...........................................7
   4.5     ANNUAL PLAN.........................................................7
   4.6     FINANCIAL STATEMENTS AND ACCOUNTING RECORDS.........................7
   4.7     RIGHT OF INSPECTION.................................................7

5.    ADDITIONAL COVENANTS.....................................................8

   5.1     COOPERATION, ADVISORY COMMITTEE, OPERATIONS COMMITTEE AND
           SERVICES............................................................8
   5.2     EXCLUSIVITY.........................................................9
   5.3     CONFIDENTIALITY.....................................................9
   5.4     CONFIDENTIALITY OF AGREEMENT; PUBLICITY............................10
   5.5     INITIAL PUBLIC OFFERING............................................10
   5.6     ANTI-DILUTION RIGHTS...............................................11
   5.7     PREEMPTIVE RIGHTS..................................................11
   5.8     TRANSFER RESTRICTIONS..............................................12
   5.9     RIGHT OF FIRST REFUSAL.............................................12
   5.10    CONSIDERATION......................................................13

6.    WARRANTIES OF THE PARTIES...............................................13

   6.1     WARRANTIES OF ICGA.................................................13
   6.2     WARRANTIES OF BREAKAWAY............................................14

7.    TERM AND TERMINATION....................................................15

   7.1     TERM...............................................................15
   7.2     TERMINATION........................................................15
   7.3     EFFECT OF TERMINATION..............................................16
   7.4     CONTINUING LIABILITY...............................................17

8.    GENERAL PROVISIONS......................................................17

   8.1     GOVERNING LAW; DISPUTE RESOLUTION..................................17
   8.2     NOTICES AND OTHER COMMUNICATIONS...................................17
   8.3     LANGUAGE...........................................................19
   8.4     SEVERABILITY.......................................................19
   8.5     REFERENCES; SUBJECT HEADINGS.......................................19
   8.6     FURTHER ASSURANCES.................................................19

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   8.7     EXPENSES...........................................................19
   8.8     NO WAIVER..........................................................20
   8.9     ENTIRE AGREEMENT; AMENDMENTS.......................................20
   8.10    ASSIGNMENT.........................................................20
   8.11    NO AGENCY..........................................................20
   8.12    NO BENEFICIARIES...................................................20
   8.13    EFFECTIVE DATE OF LICENSE AGREEMENT................................20
   8.14    COUNTERPARTS.......................................................20
   8.15    INCIDENTAL AND CONSEQUENTIAL DAMAGES...............................20

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                             SHAREHOLDERS AGREEMENT

      This SHAREHOLDERS AGREEMENT ("Agreement") is made as of October 24, 2000, by and between ICG AsiaWorks Limited ("ICGA"), Breakaway Solutions, Inc., ("Breakaway") and Breakaway Solutions Asia Pacific Limited (the "Company").

                                    RECITALS

      WHEREAS, ICGA and Breakaway (collectively referred to hereinafter as the "Shareholders") desire to form a company to address business opportunities for the provision of strategy consulting, systems integration and application hosting services and any product or service ancillary or incidental thereto in the Territory (as such term is herein defined) and as otherwise set forth in the Articles from time to time (the "Business");

      WHEREAS, the Shareholders intend that the Business will be addressed through the Company and the parties hereto desire to regulate the relationship of the Shareholders inter se and with the Company; and

      WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company wishes to issue to ICGA and Breakaway, and ICGA and Breakaway wish to subscribe for shares of the Company.

      NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

                                    AGREEMENT

1. Definitions

      "Additional Shareholders" means such Persons, other than ICGA and Breakaway, as may purchase shares of the Company pursuant to Section 3.3.

      "Affiliate" means any Person: (a) that is controlled by, controls, or is under common control with a Party (collectively, a "Controlled Person"); or (b) that is controlled by, controls, or is under common control with any such Controlled Person, in each case for so long as such control continues. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract or otherwise).

      "Agreement" is defined in the Preamble.

      "Applicable Law" means, as to any Person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree or injunction of any Governmental Authority that is applicable to or binding upon such Person or any of its properties, or with which that Person is accustomed to comply.

      "Articles" means the memorandum of association and bye-laws of the Company in the form of attached Exhibit A, as amended from time to time.

      "Board" means the board of directors of the Company.


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      "Breakaway" is defined in the Preamble.

      "Business Day" means a day on which commercial banks in Singapore, Hong Kong and New York are generally open to conduct their regular banking business.

      "Business" is defined in the Recitals.

      "Closing Date" is defined in Section 3.2(b).

      "Company Interest" means, as to any Person, the percentage interest represented by the Securities then held by such Person divided by all then outstanding Securities (on an as-converted to Ordinary Shares basis and, to the extent warrants or options to purchase shares have been issued, on an as exercised for Ordinary Shares basis).

      "Company" is defined in Section 3.1.

      "Competitor" means (a) any of the parties identified on the attached
Schedule 1 or (b) any other Person engaged in providing services that are substantially similar to the services then being provided by the Company.

      "Confidential Information" is defined in Section 5.3(a).

      "Controlled Person" is defined in Section 1.

      "Director" means a member of the Board.

      "Disclosing Party" is defined in Section 5.3(a).

      "Effective Date" means the date of this Agreement.

      "Establishment Date" is defined in Section 3.1.

      "Governmental Authority" means, in the applicable jurisdiction, any government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization, and any subdivision, branch or department of any of the foregoing. "Governmental Authority" includes The Stock Exchange of Hong Kong Limited and any other non-governmental authority or regulatory body with jurisdiction over any Person if the exercise of that jurisdiction might have a material adverse effect on that Person.

      "ICGA" is defined in the Preamble.

      "License Agreement" means the License Agreement to be entered into between Breakaway and the Company, the form of which is attached in Exhibit B, as amended from time to time in accordance with the terms thereof.

      "Liquidation Event" means any winding up, consolidation or merger of the Company or sale of all or substantially all of its assets (other than solely for the purpose of changing the jurisdiction of incorporation of the Company), or series of such related transactions, in which the shareholders of the Company immediately prior to the transaction(s) jointly control less that 50% of the voting power of the surviving entity or its parent, if any, immediately following the transaction(s).


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      "Market Value" is defined in Section 5.10.

      "Non-Purchasing Shareholder" is defined in Section 5.9(a).

      "Non-Selling Shareholder" is defined in Section 5.8(b).

      "Operations Committee" is defined in Section 5.1(c).

      "Ordinary Shares" means ordinary shares of the Company, par value US$0.0001 per share, as authorized by the Articles.

      "Party" and "Parties" means ICGA, Breakaway and the Company, together with such other Persons as may from time to time become parties to this Agreement.

      "Permitted Transferee" is defined in Section 5.8(b).

      "Person" means a natural individual, Governmental Authority, partnership, firm, corporation, or other business association.

      "Preference Shares" means the voting convertible preference shares to be acquired by ICGA pursuant to the terms of this Agreement, convertible into Ordinary Shares and with the preferences as stated in this Agreement and as stated from time to time in the Articles.

      "Pro Rata Share" is defined in Section 5.7.

      "Qualified IPO" means an initial public offering of shares in the Company listed for trading on a recognized securities exchange in the United States, Hong Kong or Singapore where the product of the initial public offering price per share multiplied by the total shares outstanding or issuable upon exercise of all outstanding options, warrants or convertible Securities of the Company is at least US$150,000,000.

      "Qualified New Securities" means any Securities of the Company, whether now authorized or not, and rights, options or warrants to purchase such Securities, or instruments that are, or may become, exercisable for or convertible or exchangeable into Securities; provided, however, that the term Qualified New Securities shall not include (a) any Ordinary Shares (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to the Company or any subsidiary pursuant to incentive agreements, share purchase or share option plans, share bonuses or awards, warrants, contracts or other arrangements that are approved by the Board; (b) any Securities of the Company issued in connection with any share split or share dividend; (c) any Securities offered by the Company to the public pursuant to a registration statement under the U.S. Securities Act of 1933 for purposes of effecting a public offering of securities of the Company or pursuant to a listing on an internationally recognized stock exchange in Hong Kong or Singapore; (d) any Securities issued in connection with an acquisition transaction approved by the Board; and (e) any Ordinary Shares issued to Breakaway pursuant to its anti-dilution rights under Section 5.6 hereof.

      "Receiving Party" is defined in Section 5.3(a).

      "Sale Notice" is defined in Section 5.8(b).

      "Secondary Funding" is defined in Section 3.2(b)(i).


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      "Securities" means all outstanding Ordinary Shares and Preference Shares, and any other equity securities of the Company or instruments exercisable for or convertible into Ordinary Shares or Preference Shares.

      "Selling Shareholder" is defined in Section 5.8(b).

      "Shareholders" means ICGA and Breakaway.

      "Shareholder's Common Shares" is defined in Section 5.10.

      "Shares" means the shares of the Company.

      "Term" is defined in Section 7.1.

      "Territory" means Asia (excluding Japan), including, without limitation, India and Australia.

      "Transaction Documents" means this Agreement, the Articles and the License Agreement.

2. Purpose of the Company

      The Shareholders hereby associate themselves in a joint venture relationship which shall have as its principal purpose the establishment and development of the Business.

3. Establishment and Capitalization of the Company

      3.1 Establishment. The joint venture contemplated by this Agreement shall be carried out exclusively through Breakaway Solutions Asia Pacific Limited, a newly-formed Bermuda company (the "Company"). The Shareholders shall use commercially reasonable efforts to cause the Establishment Date to occur on or before October 31, 2000. For the purposes of this Agreement, "Establishment Date" means the date on which the Articles have been amended in accordance with the terms of this Agreement.

      3.2 Capitalization.

            (a) Initial Capitalization. The Company shall, as of the Establishment Date, have authorized capital consisting of two classes of shares designated as Ordinary Shares and Preference Shares with the rights set forth in the Articles. The Articles shall on the Establishment Date provide for 249,500,000 authorized shares of Ordinary Shares and 400,500,000 authorized shares of Preference Shares with par value of US$0.0001 per share.

            (b) Closing Date. On the date agreed by Breakaway and ICGA, but no later than the Establishment Date (the "Closing Date"), the Shareholders shall subscribe to Shares in the Company as follows:

                  (i) ICGA Subscription. ICGA agrees to subscribe for 400,500,000 Preference Shares, representing 120,000,000 Ordinary Shares previously issued and credited as fully paid and which will be converted into Preference Shares on a share-for-share basis on the Closing Date, and 280,500,000 Preference Shares to be issued on the Closing Date, representing an 80.1% Company Interest, in consideration of the payment of cash in the amount of US$10,000,000 payable on the Closing Date. As a separate and independent obligation under


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this Agreement, ICGA agrees to pay up to an additional US$15,000,000 as requested by the Board (the "Secondary Funding"), which shall be treated as a donation to the contributed surplus account of the Company. To the extent permitted by Applicable Law, ICGA may elect, in its sole discretion, to provide the Secondary Funding, in whole or in part, in the form of freely saleable, unrestricted shares in ICGA, valued as set forth in Section 5.10. ICGA's obligation to fund any unfunded portion of the Secondary Funding shall terminate upon:

                        (A) the closing of a Qualified IPO; provided, however, that at least 8% of the Company's total revenues at such time are derived from application hosting services provided to non-Affiliates of the Company;

                        (B) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company's outstanding voting shares immediately prior to such transaction hold, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, and in which the pre-transaction valuation of the Company is at least US$150 million; or

                        (C) the liquidation or winding up of the Company.

                  (ii) Breakaway Subscription. Breakaway shall subscribe to 99,500,000 Ordinary Shares, representing an initial 19.9% Company Interest, in consideration for Breakaway's execution of this Agreement and the License Agreement.

            (c) Acknowledgment of Agreement; Delivery of Share Certificates. Promptly after the Closing Date, each Party shall receive one fully executed original of this Agreement and the License Agreement, and ICGA shall cause the Company (i) to deliver to each Party its written acknowledgment of, and agreement to abide by, the terms of this Agreement, and (ii) to promptly issue and deliver to ICGA and Breakaway share certificates representing the Shares purchased pursuant to Section 3.2(b).

      3.3 Additional Shareholders.

            (a) The Shareholders acknowledge that, subject to the preemptive rights set forth in Section 5.7, to the extent that the Company requires additional funding (as determined by the Board in its sole discretion), the Company may seek such additional funding from third parties, either in addition or in lieu of the Secondary Funding. Any such sale or issuance of shares to an Additional Shareholder shall be subject to the terms and conditions of a written shareholders agreement to be entered between the Shareholders and the Additional Shareholder(s).

            (b) The Company and the Shareholders will make available up to a 16.67% ownership interest in the Company available for grant to employees and others selected by the Board on terms and conditions established by the Board. This ownership interest will be represented by Ordinary Shares and will be established either (i) by converting up to 83,333,333 Preference Shares held by ICGA to Ordinary Shares and transferring these Ordinary Shares to grantees on terms and conditions approved by the Board, or (ii) by issuing up to 100,000,000 newly issued Ordinary Shares to grantees on terms and conditions approved


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by the Board. To the extent newly-issued Ordinary Shares are issued to grantees pursuant to the preceding clause (ii), Ordinary Shares will also be issued to Breakaway to preserve its ownership interest pursuant to Section 5.6(a).

            (c) The grant of pursuant to the preceding paragraph will not be subject to the transfer restrictions contained herein, but each grantee will be required to enter into an agreement pursuant to which he assumes obligations substantially similar to those in Sections 5.8 and 5.9, together with any other matters required by the Board.

      3.4 Legends. Each share certificate of the Company shall bear a legend, consistent with Applicable Law, providing that any transfer of the Securities evidenced by such certificate is subject to the terms of this Agreement.

      3.5 Preference Upon Liquidation. On a return of capital on a Liquidation Event (other than on conversion, redemption or a purchase of shares), the holders of Preference Shares shall be entitled to receive, prior to and in preference to the holders of any other class of shares, an amount equal to the original purchase price for their respective Preference Shares, adjusted for any share dividend, subdivision, combination, consolidation, or the like, plus the amount of all declared but unpaid dividends relating to such Preference Shares (the "Subscription Amount"). In the event that the proceeds available for distribution in any liquidation or winding up are insufficient to satisfy the full amount of the Subscription Amount, the holders of Preference Shares shall share the available distributable proceeds ratably. After payment of the Subscription Amount to all holders of Preferred Stock, the holders of all classes of shares other than Preference Shares shall participate ratably (on an as-converted basis) in any distribution of remaining assets.

4. Operation and Management of the Company

      4.1 Operation of the Company. Each Shareholder agrees to take all actions necessary to ensure that the Company shall be operated in accordance with the terms of this Agreement and the other Transaction Documents, including, without limitation, to vote all Securities held by it (and to cause all Securities held by its permitted transferees under Section 5.8 to be voted) and to cause the Directors nominated by it to vote to effect the terms hereof.

      4.2 Board of Directors. Each Shareholder shall vote all of its Shares at any regular or special meeting of the shareholders called for the purpose of filling positions on the Board, and shall take all actions necessary and within its control to ensure the election of directors to the Board such that (i) ICGA shall have the right to appoint three Directors as long as ICGA and its Affiliates continue to own at least 200,250,000 Shares, (ii) Breakaway shall have the right to appoint one Director as long as it continues to own at least a 10% Company Interest, and (iii) the Company's Chief Executive Officer shall be appointed as a Director.

            (a) Any Director may be removed for cause in accordance with Applicable Law. In addition, each Party having the right to appoint a Director pursuant to this Section 4.1 shall also have the right, in its sole discretion, to remove such Director at any time, effective upon delivery of written notice to the Company and the other Party. In the case of a vacancy in the office of a Director for any reason (including removal pursuant to the preceding sentence), the vacancy shall be filled by the Party that appointed the Director to which such vacancy relates.


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            (b) ICGA hereby agrees that, without the prior written consent of
Breakaway, it shall not: (i) appoint as a Director any officer, director or employee of any Competitor; or (ii) transfer any of its Shares to a Competitor.

      4.3 Management. The Shareholders hereby agree that the officers of the Company shall be selected by the Board. The consent of Breakaway's appointed director shall be required to appoint or remove the Chief Executive Officer of the Company, which consent shall not be unreasonably withheld.

      4.4 Board Quorum; Resolutions. A quorum shall be deemed to exist for purposes of Board actions so long as at least three (3) Directors are present. Any action, determination or resolution of the Board shall require the affirmative vote of a majority of Directors present at a meeting at which a valid quorum pursuant to this Section 4.4 is present.

      4.5 Annual Plan. The Company shall prepare, and the Board shall approve, an Annual Plan with respect to each fiscal year of the Company no later than sixty (60) days prior to the commencement of the fiscal year; provided, however, that the initial Annual Plan shall be approved promptly following the Effective Date and shall cover the period from the Establishment Date until the December 31, 2000. Each Annual Plan shall set forth in reasonable detail certain investment, operational and financial targets of the Company for the applicable period, including, without limitation, with respect to revenues, profits, return on net assets and return on equity for the applicable period.

      4.6 Financial Statements and Accounting Records. Financial statements for the Company, including, without limitation, a balance sheet, income statement, statement of cash flows and statement of shareholders' equity, shall be submitted by the Company to each of the Parties (a) within thirty (30) days after the end of each fiscal quarter for such quarter, and (b) within ninety
(90) days after the end of each fiscal year for such year. Each of the annual financial statements shall be audited and certified by KPMG or another internationally recognized accounting firm, selected by ICGA and retained by the Company. All financial statements shall be prepared at the cost of the Company, shall be complete and correct in all material respects, shall be prepared in reasonable detail and in accordance with U.S. Generally Accepted Accounting Principles, and shall contain such financial data as the Parties may reasonably request in order to keep the Parties advised of the Company's financial status (although interim statements need not include footnotes and may be subject to year-end adjustments). The Company shall provide Breakaway with such financial information as Breakaway may reasonably request for purposes of complying with its periodic reporting obligations under U.S. securities laws and shall cooperate with Breakaway in connection with complying with such obligations, including, without limitation, in preparing additional financial statements and reconciling the Company's financial statements with U.S. Generally Accepted Accounting Principles for such purposes.

      4.7 Right of Inspection. During the regular office hours of the Company, and upon reasonable notice to the Company, each Party that maintains at least a ten percent (10%) Company Interest shall have (a) full access to all properties, books of account, and records of the Company, and (b) the right to make copies from such books and records at its own expense. Any information obtained by the Parties through exercise of rights granted under this Section 4.7 shall, to the extent constituting Confidential Information hereunder, be subject to the confidentiality provisions set forth in Section 5.3. Notwithstanding the foregoing, each Party will be entitled to any inspection rights granted under Applicable Law.


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5. Additional Covenants

      5.1 Cooperation, Advisory Committee, Operations Committee and Services. The Parties shall in good faith cooperate with each other and use all commercially reasonable efforts to enable the Company to become a premier provider of strategy consulting, systems integration and application hosting solutions services in the Territory and to develop the Business at a growth rate and with profit objectives commensurate with the market opportunity throughout the Territory.

            (a) ICGA shall provide consulting services to the Company regarding strategic business opportunities relating to the Business and market research, the staffing, management and operation of the Company, and shall provide the Company with accounting and other administrative support. In consideration of such services, ICGA shall be entitled to receive an annual consulting fee from the Company of US$30,000, to be paid quarterly. The Company shall reimburse ICGA for reasonable out-of-pocket expenses incurred by it in connection with the provision of services and support by it pursuant to this Section 5.1(a).

            (b) In order to assist the company in establishing the Business and in making full utilization of the intellectual property licensed to the Company pursuant to the License Agreement, Breakaway shall establish and maintain, for the period from the Effective Date until April 30, 2002, or such later time as the Parties may agree, a Breakaway Asia Pacific Advisory Committee (the "Advisory Committee"). The Advisory Committee shall consist of at least nine full-time employees of Breakaway with appropriate experience in the following areas of the Breakaway organization, or in substantially similar areas as Breakaway may establish from time to time: Strategy, E-solutions, Application Service Provider, Field Operations, Corporate Marketing, Finance, Information Technology and Human Resources. The members of the Advisory Committee as of the Effective Date shall be as set forth below, provided that the Parties acknowledge and agree that Breakaway may change one or more such members from time to time if the new member is an individual having experience in the applicable area that is similar to or greater than the experience of the individual being replaced. The initial members of the Advisory Committee are:

            Area                                      Member
            Strategy                                  Beth Sullivan
            E-solutions                               Sam Bastia
            Application Service Provider              Mike Dahan
            Field Operations                          Ben Holtz
            Corporate Marketing                       Harry Chapin
            Finance                                   Steve Kalus
            Information Technology                    Blaine Bryant
            Human Resources                           Sam Spector
            Other                                     Tim Perkins

Representatives of the Company and of ICGA may contact any member of the Advisory Committee directly with respect to any aspect of the Business or the services that Breakaway is providing to the Company.

            (c) Promptly after the Establishment Date, each of Breakaway and the Company will designate one of its senior management employees to be a member of an Operations Committee with responsibility for management of Breakaway's performance of services for the Company. These responsibilities shall include the preparation, within thirty (30) days


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of the Establishment Date, of a detailed schedule of services to be provided by
Breakaway for the period ending eighteen (18) months after the Effective Date. The Operations Committee may modify this schedule from time to time to reflect changed circumstances. If the members of the Operations Committee are unable to agree on any matter, any member may refer the matter for resolution to the Board, whose determination will be final.

            (d) Breakaway shall provide all services requested by the Company that are necessary or appropriate to enable the Company to become a premier provider of strategy consulting, systems integration and application hosting solutions services in the Territory and to develop the Business at a growth rate and with profit objectives commensurate with the market opportunity throughout the Territory. Breakaway shall provide such services pursuant to services agreement(s) to be agreed upon by Breakaway and the Company. The Company shall pay for such services as set forth in the services agreement(s), provided that for the period from the Effective Date through April 30, 2002 Breakaway shall apply a 15% discount to its standard rates with respect to all services provided to the Company.

      5.2 Exclusivity.

            (a) During the term of this Agreement, neither ICGA nor Breakaway will provide services within the Territory, either independently or in conjunction with another party, that compete directly with the Business in the Territory; provided, that the foregoing shall not exclude any such party or its Affiliates from acquiring an equity interest not exceeding two percent (2%) of the outstanding shares of a publicly traded company, solely for investment purpose. Without prior written approval of ICGA, Breakaway shall not directly or through an Affiliate establish, maintain or invest in, or agree to establish, maintain or invest in, a company which the Board of Directors has reasonably concluded competes directly with the Company in the Territory.

            (b) If the Company becomes aware of a business opportunity outside the Territory, it shall refer such opportunity to Breakaway; and if Breakaway becomes aware of a business opportunity within the Territory, it shall refer such opportunity to the Company. If the Party to whom an opportunity is referred refuses or fails to pursue the opportunity within thirty (30) days of the referral, the referring Party shall have the right to pursue the opportunity without regard to any provisions of this Agreement or the License Agreement.

            (c) In the event this Agreement is terminated pursuant to Section 7.2(b) due to Breakaway's breach of a material provision of this Agreement, Breakaway's obligations pursuant to Sections 5.2(a) and 5.2(b) shall remain in effect for a period of twenty-four (24) months following such termination. In the event this Agreement is terminated pursuant to Section 7.2(b) due to ICGA's breach of a material provision of this Agreement, Breakaway shall be allowed to conduct business activities in competition with the Business in the Territory immediately upon termination, but shall not use the Licensed Marks (as defined in the License Agreement) in connection with any such business activities until three months after the date of termination.

      5.3 Confidentiality.

            (a) The Parties acknowledge and agree that proprietary or nonpublic information disclosed by one Party (the "Disclosing Party") to the other Party (the "Receiving Party") directly or indirectly, which information either (i) is marked as "proprietary" or "confidential" or, if disclosed orally, is designated as confidential or proprietary at the time of disclosure or


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reduced to writing or other tangible (including electronic) form that includes a prominent confidentiality notice delivered to the Receiving Party within 30 days of disclosure, or (ii) is any other information related to the Business that is reasonably identifiable as proprietary or nonpublic information, constitutes the confidential and proprietary information ("Confidential Information") of the Disclosing Party. The Receiving Party agrees (x) not to use any such Confidential Information for any purpose other than in the performance of its obligations under this Agreement or any Transaction Document and (y) not to disclose any such Confidential Information, except (1) to its employees who are reasonably required to have the Confidential Information in connection herewith or with any of the other Transaction Documents, (2) to its agent, representatives, lawyers and other advisers that have a need to know such Confidential Information and (3) pursuant to, and to the extent of, a request or order by a Governmental Authority. Without limiting the foregoing, each Party shall use at lease the same procedures and degree of care which it uses to protect its own Confidential Information of like importance, and in no event less than reasonable care.

            (b) Notwithstanding the foregoing, Confidential Information shall not include information that: (A) was known to the Receiving Party other than under an obligation of confidentiality to the Disclosing Party; (B) has become publicly known through no wrongful act of the Receiving Party; (C) has rightfully been received by the Receiving Party from a third party; or (D) has been independently developed by the Receiving Party.

            (c) Each Party acknowledges and agrees that (i) its obligations under this Section 5.3 are necessary and reasonable to protect the other Party and its business, (ii) any violation of these provisions could cause irreparable injury to the other Party for which money damages would be inadequate, and (iii) as a result, the other Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Section 5.3 without the necessity of proving actual damages. The Parties agree that the remedies set forth in this Section 5.3 are in addition to and in no way preclude any other remedies or actions that may be available at law or under this Agreement.

      5.4 Confidentiality of Agreement; Publicity. Each Party agrees that the terms and conditions of this Agreement and the Transaction Documents shall be treated as confidential information and that no reference thereto shall be made thereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld) except (a) as required by Applicable Law including, without limitation, by the U.S. Securities and Exchange Commission or The Stock Exchange of Hong Kong and Governmental Authorities in the United States, Singapore or Hong Kong, (b) to its accountants, banks, financing sources, lawyers and other professional advisors, provided that such parties undertake in writing (or are otherwise bound by rules of professional conduct) to keep such information strictly confidential, (c) in connection with the enforcement of this Agreement, (d) in connection with a merger, acquisition or proposed merger or acquisition, or (e) pursuant to joint press releases prepared in good faith. The Parties will use reasonable efforts to consult with each other, in advance, with regard to the terms of all press releases, public announcements, advertisements and other public statements made in connection with the transactions contemplated hereby pursuant to the rules of The Stock Exchange of Hong Kong or the Hong Kong Securities and Futures Commission. The Parties will consult with each other, in advance, with regard to the terms of all other such statements in connection with the transactions contemplated hereby.

      5.5 Initial Public Offering. Each Shareholder confirms its intent to promptly pursue an initial public offering of the Ordinary Shares, subject to the satisfaction of all requirements of Applicable Laws, the performance of the Company and market conditions.

      5.6 Anti-dilution Rights.

            (a) Until such time as the Company has obtained US$15,000,000 in additional funding from ICGA or any other third party (including, but not limited to, the Secondary Funding), ICGA shall, upon any issuance of new Shares by the Company (including up to 100,000,000 Ordinary Shares issued pursuant to any Company share option plan or compensation scheme), cause the Company to issue additional Ordinary Shares (or rights to receive Ordinary Shares) to Breakaway in order to maintain Breakaway's Company Interest at 19.9%. Breakaway shall not receive additional Ordinary Shares upon the issuance of new shares in connection with any acquisition by the Company. The anti-dilution rights set forth in this Section 5.6 shall terminate upon a Qualified IPO.

            (b) In connection with any issuance of new Shares by the Company which would result in ICGA's Company Interest being less than 50.1%, ICGA shall concurrently with such issuance be granted a warrant to purchase additional Ordinary Shares of the Company within six months after the closing of such issuance at a per-share price based on the valuation of the Company as of such issuance in the following amounts:

                  (i) in connection with the initial issuance of new Shares which would result in ICGA's Company Interest dropping below 50.1%, the number of Ordinary Shares that would be necessary for ICGA to maintain a Company Interest equal to 50.1%; and

                  (ii) in connection with any subsequent issuance of new Shares, the number of Ordinary Shares that would be necessary for ICGA to maintain a Company Interest equal to the Company Interest it owned immediately prior to the issuance of the new Shares.

      5.7 Preemptive Rights. The Company hereby grants to each Shareholder the preemptive right to purchase its Pro Rata Share of Qualified New Securities which the Company may, from time to time, propose to sell and issue. A Shareholder's "Pro Rata Share," for purposes of this preemptive right, is the ratio of the number of Ordinary Shares, on an as-converted basis, owned by such Shareholder immediately prior to the issuance of Qualified New Securities, to the total number of Ordinary Shares, on an as-converted basis, outstanding immediately prior to the issuance of Qualified New Securities. Each Shareholder shall have a right of over-allotment such that if any Shareholder fails to exercise its right hereunder to purchase its Pro Rata Share of Qualified New Securities, the other Shareholders may purchase the non-purchasing Shareholder's portion on a pro rata basis within 10 days from the date such non-purchasing Shareholder fails to exercise its right hereunder to purchase its Pro Rata Share of Qualified New Securities. This preemptive right shall be subject to the following provisions:

            (a) In the event the Company proposes to undertake an issuance of Qualified New Securities, it shall give each Shareholder written notice of its intention, describing the type of Qualified New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Shareholder shall have 20 days after any such notice is mailed or delivered to agree to purchase such Shareholder's Pro Rata Share of such Qualified New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of Qualified New Securities to be purchased.

            (b) In the event the Shareholders fail to exercise fully the preemptive right within said 20 day period and after the expiration of the 10-day period for the exercise of the over-allotment provisions of this Section 5.7, the Company shall have 60 days thereafter to sell or enter into an agreement (pursuant to which the sale of Qualified New Securities covered thereby shall be closed, if at all, within 60 days from the date of said agreement) to sell the Qualified New Securities with respect to which the Shareholders' preemptive right option set forth in this Section 5.7 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice to Shareholders pursuant to Section 5.7(a). In the event the Company has not sold within such 60 day period or entered into an agreement to sell the Qualified New Securities in accordance with the foregoing within 120 days from the date of said agreement, the Company shall not thereafter issue or sell any Qualified New Securities, without first again offering such securities to the Shareholders in the manner provided in
Section 5.7(a) above.

            (c) The preemptive right set forth in this Section 5.7 shall expire upon, and shall not be applicable to, a Qualified IPO.

      5.8 Transfer Restrictions.

            (a) Subject to Section 5.8(b), each Shareholder agrees to hold its Securities during the Term and, except as otherwise specifically provided in this Agreement or agreed to in writing by all other Shareholders, not to sell, transfer, assign, hypothecate or in any way alienate any of such Shareholder's Securities or any right or interest therein.

            (b) Notwithstanding the provisions of Section 5.8(a), upon written notice to the Company and the other Shareholder(s), each Shareholder shall have the right to transfer all or any portion of its Securities to any Affiliate of such Shareholder or to any other Shareholder (each of the foregoing, a "Permitted Transferee"). In addition, any Shareholder shall have the right to transfer all or any portion of its Securities to a third party that is not a Permitted Transferee subject to the right of first refusal described in Section
5.9. In the case of any proposed transfer permitted under this Section 5.8, the Shareholder proposing such transfer (the "Selling Shareholder") shall deliver to the Company and the other Shareholder(s) (the "Non-Selling Shareholder(s)") (i) at least 30 days prior to such transfer, a written notice (the "Sale Notice") stating its intention to transfer the Securities to be transferred, the name of the transferee, whether such transferee is a Permitted Transferee, the number of Securities to be transferred, and the price and other material terms and conditions of the transfer, and (ii) except as otherwise specifically provided herein, on or prior to the effective date of the transfer and in a form reasonably acceptable to the Non-Transferring Shareholder(s) and their respective counsel, the transferee's written acknowledgment of and agreement to be bound by, and to vote the transferred Securities at all times in accordance with, the terms of this Agreement.

            (c) No Shareholder may transfer any of its Securities to any Person who is a Competitor.

      5.9 Right of First Refusal. Each Non-Selling Shareholder has the right of first refusal to purchase such Shareholder's Pro Rata Share of all (or any part) of any Shares that a Selling Shareholder may from time to time offer to sell after the date of this Agreement.

            (a) Each Shareholder shall have twenty (20) days from the date of mailing of any Sale Notice to agree in writing to purchase such Shareholder's Pro Rata Share of such

Shares for the price and upon the general terms specified in the Sale Notice by giving written notice to the Selling Shareholder and stating therein the quantity of Shares to be purchased (not to exceed such Shareholder's Pro Rata Share). If any Shareholder fails to so agree in writing within such 20 day period to purchase such Shareholder's full Pro Rata Share of an offering of Shares (a "Non-Purchasing Shareholder"), then such Non-Purchasing Shareholder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such Shares that he did not so agree to purchase.

            (b) In the event that the Shareholders fail to exercise in full the right of first refusal within such 20 day period, then the Selling Shareholder shall have 90 days after the expiration of the 20 day period to sell the Shares with respect to which the Shareholders' rights of first refusal hereunder were not exercised, at a price and upon terms not materially more favorable to the purchasers thereof than specified in the Sale Notice. In the event that the Selling Shareholder has not sold the Shares within such 90 day period, then the Selling Shareholder shall not thereafter sell or sell any Shares without again first offering such Shares to the Shareholders pursuant to this Section 5.9.

            (c) This right of first refusal shall terminate upon the consummation of a Qualified IPO.

      5.10 Consideration. Each of the Shareholders may elect, in its sole discretion, to pay the purchase price for (i) any issuance of new Shares pursuant to Section 5.6 above, or (ii) Qualified New Securities purchased pursuant to Section 5.7 above, in the form of freely saleable, unrestricted shares in such Shareholder, or in the form of restricted shares, subject to the provisions of this Section 5.10. If any shares of the class of shares used as consideration for the purchase of Company Securities are then publicly traded in a recognized market in the United States of America, the Shareholder shall register any restricted shares on a registration statement on Form S-3 (or any equivalent or similar form) within 30 days. Such Shareholder shall issue to the Company a number of such Shareholder's common shares ("Shareholder's Common Shares") equal to the aggregate purchase price of the Securities being purchased by such Shareholder divided by the Market Value of the Shareholder's Common Shares, rounded to the nearest whole share. For the purposes hereof, the term "Market Value" shall mean the average closing price of one share of the Shareholder's Common Shares as reported on the applicable stock exchange on which such shares are traded for the ten (10) trading days ending on the trading day that is immediately prior to the closing of the purchase of the Qualified New Shares. The value of ICGA's shares shall be converted to United States Dollars by multiplying the Market Value by the mean of the bid and offer spot Hong Kong Dollar/United States Dollar exchange rate quoted by The Hongkong and Shanghai Banking Corporation on the trading day immediately prior to the Closing or by such other internationally recognized exchange rate as from time to time may be selected by the Board.

6. Warranties of the Parties

      6.1 Warranties of ICGA. ICGA hereby represents and warrants to Breakaway that, as of the Effective Date and as of the Establishment Date, the following statements are and shall be true and correct:

            (a) Organization. ICGA is a corporation duly organized and validly existing under the laws of Bermuda, and is qualified to do business in Hong Kong and each other jurisdiction where the failure to do so would have a material adverse effect on its business or operations. ICGA has the corporate power and authority to enter into and perform this Agreement.

            (b) Authorization. All corporate action on the part of ICGA necessary for the authorization, execution and delivery of this Agreement and for the performance of all of its obligations hereunder has been taken, and this Agreement, when fully executed and delivered, shall constitute a valid, legally binding and enforceable obligation of ICGA.

            (c) Government and Other Consents. Other than any licenses, permits or authorizations which may be required in connection with the Business, as to which ICGA makes no representation, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with ICGA's execution, delivery and performance of this Agreement, or if any such consent is required, ICGA has satisfied any applicable requirements.

            (d) Effect of Agreement. ICGA's execution, delivery and performance of this Agreement will not (i) violate the memorandum and articles of association of ICGA or any provision of Applicable Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to ICGA,
(iii) have any effect on the compliance of ICGA with any applicable licenses, permits or authorizations which would materially and adversely affect ICGA, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with, any term of, or affect the validity or enforceability of any agreement or other commitment to which ICGA is a party and which would materially and adversely affect ICGA, or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of ICGA; provided, however, that regulatory approvals may be required in connection with conducting the Business and ICGA makes no representation with respect to any such approvals.

            (e) Litigation. There are no actions, suits or proceedings pending or, to ICGA's knowledge, threatened, against ICGA before any Governmental Authority which question ICGA's right to enter into or perform this Agreement, or which question the validity of this Agreement or any of the other Transaction Documents.

      6.2 Warranties of Breakaway. Breakaway hereby represents and warrants to ICGA that, as of the Effective Date and as of the Closing Date, the following statements are and shall be true and correct:

            (a) Organization. Breakaway is a corporation duly organized and validly existing under the laws of Delaware, and is qualified to business in each jurisdiction where the failure to do so would have a material adverse effect on its business or operations. Breakaway has the corporate power and authority to enter into and perform this Agreement and the License Agreement.

            (b) Authorization. All corporate action on the part of Breakaway necessary for the authorization, execution and delivery of this Agreement and the License Agreement and for the performance of all of its obligations hereunder and thereunder has been taken, and this Agreement and the License Agreement when fully executed and delivered, shall each constitute a valid, legally binding and enforceable obligation of Breakaway.

            (c) Government and Other Consents. Other than any licenses, permits, certifications or authorizations which may be required in connection with the Business, as to which Breakaway makes no representation, no consent, authorization, license, permit, registration or approval of, or exemption or other action by, any Governmental Authority, or any other Person, is required in connection with Breakaway's execution, delivery and performance of this Agreement and the License Agreement, or if any such consent is required, Breakaway has satisfied the applicable requirements.

            (d) Effect of Agreement. Breakaway's execution, delivery and performance of this Agreement and the License Agreement will not (i) violate the articles of incorporation of Breakaway or any provision of Applicable Law, (ii) violate any judgment, order, writ, injunction or decree of any court applicable to Breakaway, (iii) have any effect on the compliance of Breakaway with any applicable licenses, permits or authorizations which would materially and adversely affect Breakaway, (iv) result in the breach of, give rise to a right of termination, cancellation or acceleration of any obligation with respect to (presently or with the passage of time), or otherwise be in conflict with any term of, or affect the validity or enforceability of, any agreement or other commitment to which Breakaway is a party and which would materially and adversely effect Breakaway, or (v) result in the creation of any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of Breakaway; provided, however, that regulatory approval may be required in connection with conducting the Business and Breakaway makes no representation with respect to any such approvals.

            (e) Litigation. There are no actions, suits or proceedings pending or, to Breakaway's knowledge, threatened, against Breakaway before any Governmental Authority which question Breakaway's right to enter into or perform this Agreement and the License Agreement, or which question the validity of this Agreement or any of the other Transaction Documents.

7. Term and Termination

      7.1 Term. This Agreement shall be effective as of the Effective Date, and shall continue in effect until terminated pursuant to Section 7.2 (the "Term").

      7.2 Termination. This Agreement may be terminated as follows:

            (a) Upon the mutual written agreement of ICGA and Breakaway.

            (b) By either ICGA and Breakaway effective immediately upon written notice by one such Party to the other Parties, if the other Party breaches any material provision of this Agreement or of any of the other Transaction Documents and such breach continues uncured for a period of 60 days after the delivery of written notice of the default, describing the default in reasonable detail.

            (c) By either ICGA or Breakaway, effective immediately upon written notice by one such Party to the other Parties, in the event that the other Party is dissolved, liquidated or declared bankrupt or a voluntary or involuntary bankruptcy filing is made by such other Party.

            (d) By ICGA, effective immediately upon written notice to Breakaway, in the event that the Company has elected to terminate the License Agreement in accordance with its terms.

      7.3 Effect of Termination.

            (a) Upon termination of this Agreement pursuant to Section 7.2(b), due to a breach of a material provision of this Agreement by ICGA, Breakaway shall have the option, exercisable by written notice within 14 days of the termination, to require ICGA to purchase at fair market value all of the Company's outstanding Securities. Upon termination of this Agreement pursuant to
Section 7.2(b) due to a breach of a material provision of this Agreement by Breakaway, ICGA shall have the option, exercisable by written notice within 14 days of the termination, to purchase all of the Company's outstanding Securities at fair market value. The fair market value of the Company's outstanding Securities shall be determined by mutual agreement of Breakaway and ICGA. If a mutual agreement cannot be reached within 30 days of the written notice of exercise, the fair market value shall be determined by a mutually acceptable third-party auditor, who shall be instructed to complete its appraisal as promptly as possible and, in any event, within 30 days after its appointment, and whose fees and expenses shall be shared equally between Breakaway and ICGA. The fair market value of the Company's outstanding Securities will be determined based on the price per share that an unrelated third party would pay if it were to acquire such Securities, in an arm's length transaction, based upon the value of the Company as an ongoing, operational business entity. In calculating such fair market value, the Securities shall be valued without regard to any premium or discount for control or the absence of control. Any purchase of Securities pursuant to this Section 7.3(a) shall be consummated as soon as reasonably practicable, and in any event within 60 days, following the date of the determination of the fair market value of the Securities. ICGA and Breakaway agree to cooperate in good faith with respect to all actions necessary and appropriate to effect such consummation, including, without limitation, cooperation in the appraisal of the Company, the execution of all reasonably requested documentation and the acquisition of all required approvals and consents from, and the making of all required applications, notifications or filings to or with, Governmental Authorities. The purchase price for the Securities under this Section 7.3(a) shall be paid in cash in U.S. dollars on the closing of the acquisition.

            (b) If the options in Section 7.3(a) are not available or not exercised, the Shareholders shall negotiate in good faith a possible purchase by one or more Shareholders of all outstanding Securities held by the other Shareholders or the sale of the Company to a third party. In the event that, notwithstanding their good faith negotiations, the Shareholders are unable to agree upon such a purchase or sale within 30 days of the notice of termination, the Shareholders shall cooperate to cause the Company to be liquidated as promptly as practicable in accordance with Applicable Law. The rights and obligations of the Shareholders under Sections 5.2(c) (Exclusivity), 5.3 (Confidentiality), 5.4 (Confidentiality of Agreement; Publicity), this Section
7.3 (Effect of Termination), and Sections 7.4 (Continuing Liability) and Article 8 (General Provisions) shall survive any termination of this Agreement.

      7.4 Continuing Liability. Termination of this Agreement for any reason shall not release any Party from any liability or obligation which has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

8. General Provisions

      8.1 Governing Law; Dispute Resolution. Except to the extent that the laws of another jurisdiction must govern any aspect of the transactions contemplated hereby, the validity, construction and enforceability of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (as permitted by Section 5-1401 of the General Obligations Law) without giving effect to any choice of law rule that would cause the application of laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. All disputes between the Parties arising out of this Agreement shall be settled by the Parties amicably through good faith discussions upon the written request of any Party. In the event that any such dispute cannot be resolved thereby within a period of 60 days after such notice has been given, such dispute shall be finally settled by arbitration administered by the American Arbitration Association in New York, New York, using the English language, and under its International Arbitration Rules. The arbitration panel may grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as the panel may determine. The prevailing Party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, any Party shall have the right to institute a legal action in a court of proper jurisdiction for injunctive relief or a decree for specific performance pending final settlement by arbitration. Subject to the foregoing the Parties hereto consent to the non-exclusive jurisdiction of any New York State or Federal Court of competent jurisdiction in the Borough of Manhattan, New York City, and any court having jurisdiction of any appeal therefrom in any action or proceeding arising out of or relating to this Agreement.

      8.2 Notices and Other Communications. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given
(a) if delivered personally, when received, (b) if transmitted by facsimile originating in Singapore or Hong Kong, on the date of transmission with receipt of a transmittal confirmation, (c) if transmitted by facsimile originating in the United States, on the first (1st) Business Day following receipt of a transmittal confirmation, or (d) if by international courier service, on the fourth (4th) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

                  If to ICGA:

                           ICGA AsiaWorks Limited
                           67/F The Center
                           99 Queen's Road Central
                           Hong Kong
                           Attention:   Mr. William Hay/Mr. Paul Yang
                           Telephone:   +852 2186 3058
                           Facsimile:   +852 2186 7388

                  with a copy (which copy shall not constitute notice) to:

                           Morrison & Foerster LLP
                           Entertainment Building, 21/F and 23/F.
                           30 Queen's Road Central, Hong Kong.
                           Attention:   Mr. Jonathan Lemberg
                           Telephone:   +852 2585 0888
                           Facsimile:   +852 2585 0800

                  If to Breakaway:

                           Before November 15, 2000:
                           Breakaway Solutions, Inc.
                           50 Rowes Wharf
                           Boston, MA 02110
                           Attention:   President
                           Telephone:   +1-617-960-3400
                           Facsimile:   +1-617-960-3434

                           After November 15, 2000:
                           Breakaway Solutions, Inc.
                           World Trade Center East
                           Two Seaport Lane
                           Boston, MA  02210
                           Attention:   President
                           Telephone:   +1-617-960-3400
                           Facsimile:   +1-617-960-3434

                  with a copy (which copy shall not constitute notice) to:

                           Hale & Dorr LLP
                           60 State Street
                           Boston, MA 02109
                           Attention:   Thomas L. Barrette, Jr.
                           Telephone:   +1-617-526-6657
                           Facsimile:   +1-617-526-5000

                  If to the Company:

                           Breakaway Asia Pacific Limited
                           67/F The Center
                           99 Queen's Road Central
                           Hong Kong
                           Attention:   Mr. William Hay/Mr. Paul Yang
                           Telephone:   +852 2186 3058
                           Facsimile:   +852 2186 7388

                  with a copy (which copy shall not constitute notice) to:

                           Morrison & Foerster LLP
                           Entertainment Building, 21/F and 23/F.
                           30 Queen's Road Central, Hong Kong.
                           Attention:   Mr. Jonathan Lemberg
                           Telephone:   +852 2585 0888
                           Facsimile:   +852 2585 0800

or to such other address or facsimile number as a Party may have specified to the other Party in writing delivered in accordance with this Section 8.2.

      8.3 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

      8.4 Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties' intent in entering into this Agreement.

      8.5 References; Subject Headings. Unless otherwise indicated, references to Sections and Exhibits herein are to Sections of, and Exhibits to, this Agreement. The subject headings of the Sections of this Agreement are included for the purpose of convenience of reference only, and shall not affect the construction or interpretation of any of its provisions.

      8.6 Further Assurances. The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

      8.7 Expenses. Prior to the Establishment Date, each party shall bear its respective costs and expenses, including, without limitation, fees and expenses of legal counsel, accountants, brokers, consultants and other representatives used or hired in connection with the negotiation and preparation of this Agreement or the License Agreement and consummation of the transactions contemplated thereby, subject to the reimbursement by the Company of such costs and expenses. After the Establishment Date, the Company shall reimburse each

Shareholder for reasonable costs and expenses incurred by such Shareholder on behalf of the Company, including, without limitation, costs and expenses incurred by the Shareholders in connection with the formation of the Company. The Operating Committee of the Company shall have the right to approve all such reimbursable costs and expenses incurred, such approval not to be unreasonably withheld.

      8.8 No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on a Party unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving Party. The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by one or both of the other Parties of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

      8.9 Entire Agreement; Amendments. The terms and conditions contained in this Agreement (including the Exhibits hereto) and the Transaction Documents constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof. No agreement or understanding amending this Agreement shall be binding upon any Party unless set forth in a written document which expressly refers to this Agreement and which is signed and delivered by duly authorized representatives of each Party.

      8.10 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement except in connection with a transfer of all of such Party's Securities in a manner permitted hereunder, under terms reasonably acceptable to the non-assigning Party and providing for the assignee to be bound by the terms hereof, and for the assigning Party to remain liable for the assignee's performance of its obligations hereunder. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns.

      8.11 No Agency. The Parties are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute any Party being the agent of any other Party for any purpose or in any sense whatsoever.

      8.12 No Beneficiaries. Nothing herein express or implied, is intended to or shall be construed to confer upon or give to any Person, other than the Parties and their Affiliates who hold Securities, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

      8.13 Effective Date of License Agreement. The License Agreement shall become effective concurrently with consummation, on the Establishment Date, of the transactions described in Section 3.2(a).

      8.14 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

      8.15 Incidental and Consequential Damages. No Party or its Affiliates will be liable to the other Party(ies) under any contract, negligence, strict liability or other theory for any indirect, incidental or consequential damages (including without limitation lost profits) with respect to a breach of this Agreement or any Transaction Document.

      IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the Effective Date.


                                  ICG AsiaWorks Limited


                                  By:  /s/ Victor Hwang
                                      ------------------------------------------
                                      Victor Hwang, Chief Executive Officer


                                  Breakaway Solutions, Inc.


                                  By:  /s/ Gordon Brooks
                                      ------------------------------------------
                                      Gordon Brooks, President and
                                         Chief Executive Director


                                  Breakaway Solutions Asia Pacific Limited


                                  By: /s/ Tiak Koon Loh
                                      ------------------------------------------
                                      Tiak Koon Loh, Chairman

                                   Schedule 1

                             Schedule of Competitors

o      Andersen Consulting

o      Appnet

o      Cambridge Technology Partners

o      Cayenta

o      Corio

o      Cosine

o      Digex

o      FutureLink

o      IBM Global Services

o      IXL

o      Lante

o      Loudcloud

o      MarchFIRST

o      Navisite

o      NerveWire

o      Oracle eBusiness Services

o      Proxicom

o      Razorfish

o      Sapient

o      Scient

o      USI

o      Viant

o      Xcelerate

o      Xpedior

o      Xuma

o      Xevo

o      Zefer

                                    EXHIBIT A

                                Company Articles

                                 (see attached)

                                    EXHIBIT B

                                License Agreement

                                 (see attached)